UMB SCOUT FUNDS
EXHIBIT 12(A)(1) TO FORM N-CSR

                                 UMB SCOUT FUNDS
                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                          PRINCIPAL FINANCIAL OFFICERS

      The various UMB Scout Funds(1) (each, a "Fund," and collectively, the "Funds") joint code of ethics (the "Code") requires each Fund's Principal Executive Officer, Principal Financial Officer, or other Fund officers performing similar functions (the "Principal Officers"), to maintain the highest ethical and legal standards while performing their duties and responsibilities to a Fund, with particular emphasis on those duties that relate to the preparation and reporting of the financial information of the Fund. The following principles and responsibilities shall govern the professional conduct of the Principal Officers:

1. HONEST AND ETHICAL CONDUCT

      The Principal Officers shall act with honesty and integrity, ethically handle actual or apparent conflicts of interest between personal and professional relationships, and shall report any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest between their interests and those of a Fund to the Audit Committee, the full Board of Directors/Trustees of that Fund (the "Board"), and, in addition, to any other appropriate person or entity that may reasonably be expected to deal with any conflict of interest in timely and expeditious manner.

      The Principal Officers shall act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated or compromised.

2. FINANCIAL RECORDS AND REPORTING

      The Principal Officers shall provide full, fair, accurate, timely and understandable disclosure in the reports and/or other documents to be filed with or submitted to the Securities and Exchange Commission or other applicable body by a Fund, or that is otherwise publicly disclosed or communicated. The Principal Officers shall comply with applicable rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

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      (1) The UMB Scout Funds include the following registrants and their corresponding series: UMB Scout Funds, UMB Scout International Fund, Inc., UMB Scout Bond Fund, Inc., UMB Scout International Discovery Fund, Inc., UMB Scout Money Market Fund, Inc., UMB Scout Prime Money Market Fund, Inc., UMB Scout Tax-Free Money Market Fund, Inc., UMB Scout Mid Cap Fund, Inc., UMB Scout Small Cap Fund, Inc., and UMB Scout Stock Fund, Inc.
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      The Principal Officers shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information except when authorized or legally obligated to disclose. The Principal Officers will not use confidential information acquired in the course of their duties as Principal Officers.

      The Principal Officers shall share knowledge and maintain skills important and relevant to a Fund's needs; shall proactively promote ethical behavior of a Fund's employees and as a partner with industry peers and associates; and shall maintain control over and responsibly manage assets and resources employed or entrusted to them by a Fund.

3. COMPLIANCE WITH LAWS, RULES, AND REGULATIONS

      The Principal Officers shall establish and maintain mechanisms to oversee the compliance of each Fund with applicable federal, state or local law, regulation or administrative rule, and to identify, report, and correct in a swift and certain manner, any detected deviations from applicable federal, state or local law, regulation or rule.

4. COMPLIANCE WITH THIS CODE OF ETHICS

      The Principal Officers shall promptly report any violations of this Code of Ethics to the Audit Committee as well as the full Board of the Fund and shall be held accountable for strict adherence to this Code of Ethics. A proven failure to uphold the standards stated herein shall be grounds for such sanctions as shall be reasonably imposed by the Board of Trustees of the Fund.

5. AMENDMENT AND WAIVER

      This Code of Ethics may only be amended or modified by approval of the Board. Any substantive amendment that is not technical or administrative in nature or any material waiver, implicit or otherwise, of any provision of this Code of Ethics shall be communicated publicly in accordance with Item 2 of Form N-CSR under the Investment Company Act of 1940, as amended.